Exhibit 10.8

Policy Administration Full Service Agreement

This Policy Administration Services Agreement (this “Agreement”) is between WaterStreet Company (“Administrator”) a Montana Corporation with principal offices at 108 Crestview Drive, Bigfork, MT 59911, and Premier Indemnity Associates, Inc (“CLIENT”), a Florida domiciled Corporation having its principal place of business at

3001 N. Rocky Point Drive East, Suite 200, Tampa FL 33607.

WHEREAS, CLIENT is desirous of ADMINISTRATOR providing policy administration services for CLIENT’s Property & Casualty insurance business (“Services”) as set forth in this Agreement, and

WHEREAS, ADMINISTRATOR wishes to provide such Services for CLIENT, and

WHEREAS, the parties hereto wish to reduce their agreement to writing;

NOW, THEREFORE, for and in consideration of the promises set forth below, CLIENT and ADMINISTRATOR hereby agree as follows:

1.	SERVICES

The “Services” to be performed by Administrator are set forth in Exhibit I to this Agreement, which is incorporated herein by this reference. Administrator shall be the exclusive policy administration service for all policies as defined in Exhibit I, Section B attached hereto.

2.	TERM

The Term of this Agreement shall commence on the Effective Date and shall continue for sixty, (60) full calendar months, unless terminated earlier pursuant to the provisions of this Agreement. This agreement shall automatically renew for another term to avoid any disruption in service unless notice of intent to not renew this agreement is received in writing (180 days) prior to the end of the Term in effect.

This agreement shall become effective on the Day Company receives its Certificate of Authority from the Office of Insurance Regulation

3.	DUTIES OF ADMINISTRATOR

3.1

ADMINISTRATOR shall dedicate the necessary human, equipment and computer resources to provide, CLIENT with the Services enumerated in Exhibit I of this Agreement for the Lines of Business and States specified in Exhibit I.

3.2

ADMINISTRATOR shall provide to CLIENT the standard reports and summaries of servicing activity from the “Reports Menu”. ADMINISTRATOR shall perform any additional or custom reports requested by CLIENT or required by law at the time and materials rate set forth in Exhibit II.

3.3

ADMINISTRATOR shall keep confidential CLIENT data or information directly accessible to ADMINISTRATOR in the implementation and performance of the Services, unless required to disclose such information to perform its duties hereunder or with the prior written consent of CLIENT, or unless otherwise required by law.

3.4	Within one business day, ADMINISTRATOR shall refer all insurance department and regulatory complaints received by ADMINISTRATOR to CLIENT and cooperate with CLIENT to resolve such complaints.

3.5

In the case of a “Operational problem” (as defined below), immediate and constant attention will be given to the problem until it is resolved. Status reports will be available to CLIENT two times per day until resolution. An Operational Problem is defined as a failure, which prevents all processing operations or any significant error in the following types of transactions: renewal, new business, endorsement, cancellation processing and invoice payment.

4.	DUTIES OF CLIENT

4.1 CLIENT shall provide the data necessary, in a timely manner and in a format acceptable to ADMINISTRATOR, for ADMINISTRATOR to perform the Services defined in Exhibit I of this Agreement.

4.2

CLIENT shall provide ADMINISTRATOR, in a timely manner, with the policy jackets, information and specifications necessary to perform the Services defined in Exhibit I of this Agreement, including but not limited to CLIENT’s banking institution, rates, rules forms, unique edits and business processing requirements.

4.3	CLIENT acknowledges that ADMINISTRATOR assumes no insurance risk for any CLIENT’s claims administration, claims payment, or claims recovery.

4.4	CLIENT acknowledges that ADMINISTRATOR assumes no responsibility, risk for any CLIENT’s policy holders/insureds or any of the parties named in this Agreement.

4.5

CLIENT acknowledges that ADMINISTRATOR has no actual or implied authority to bind insurance coverage on behalf of CLIENT under this Agreement. CLIENT acknowledges and agrees that ADMINISTRATOR will utilize guidelines and rules as specified by CLIENT in providing the ministerial functions under this Agreement on behalf of CLIENT in connection with the Services herein. CLIENT further acknowledges and agrees that

ADMINISTRATOR is not providing any discretionary functions or Services on behalf of CLIENT hereunder.

4.6	CLIENT shall, with respect to any Services requiring CLIENT’s approval or action, issue such approval or disapproval within commercially reasonable time periods.

4.7	CLIENT shall provide ADMINISTRATOR with access to all financial data necessary for ADMINISTRATOR to perform its duties under this Agreement.

5.	AUDIT PROVISIONS

5.1

ADMINISTRATOR shall maintain its records of the data utilized to perform the Services defined in Exhibit I of this Agreement until seven (7) years following (i) the date of final payment for the Services with respect to which such records are maintained, or (ii) the period to which such data relates, unless such records are earlier returned to CLIENT upon CLIENT’s written request or pursuant to Paragraph 9.6.

5.2

CLIENT shall have the right to audit ADMINISTRATOR provided facts and figures in order to independently verify any information provided by ADMINISTRATOR; CLIENT shall have access to all such records upon reasonable prior notice for the purpose of audit and verification during normal business hours during the full term of this Agreement and during the respective periods that ADMINISTRATOR is required to maintain records relating to the records.

6.	PRICE AND PAYMENT

6.1

CLIENT agrees to pay all amounts specified in the Exhibits hereto, all amounts payable to third parties and all other charges in this Agreement. All amounts due under this Agreement shall be paid to the appropriate party by CLIENT within 15 days of CLIENT’s receipt of a related invoice. CLIENT shall pay a late charge on any amount which remains unpaid 30 days after its due date. The late charge shall be computed daily at 1.5% per month.

6.2

The time and materials rate set forth in Paragraph 6 of Exhibit II may be increased effective as of each anniversary of the Effective Date during the Term of this Agreement by the percentage increase in the United States Consumer Price Index for all Urban Users (“CPI-U”) published by the United States Bureau of Labor Statistics, for the immediately preceding calendar year multiplied by the corresponding Administrative Fee or time and materials rate then in effect.

6.3	The amounts payable in this Agreement may increase or decrease if changes in the Services mutually agreed to in writing by the parties substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

6.4

In addition to the above, CLIENT agrees to pay ADMINISTRATOR for all computer hardware, installation, interfaces and communication line charges which are not included as part of ADMINISTRATOR’s standard and customary system configuration.

6.5

CLIENT agrees to pay all taxes assessed or levied by any governmental entity that are applicable to the Services rendered hereunder or measured by payments made by CLIENT to ADMINISTRATOR under this Agreement or any third parties, or as required to be collected by ADMINISTRATOR or paid by ADMINISTRATOR to tax authorities in connection with the Services, including interest assessments thereon. This provision includes, but is not limited to sales use, excise, gross receipt and personal property taxes, or any other form of tax based on any and all services performed, equipment used by ADMINISTRATOR solely to perform any and all services for CLIENT, and the communication or storage of data, but does not include taxes based upon the net income of ADMINISTRATOR.

6.6

In the event a vendor supplying any service or product to ADMINISTRATOR required for ADMINISTRATOR to provide the Services to CLIENT increases its rates charged to ADMINISTRATOR, ADMINISTRATOR may increase the contracted rates set forth herein to include such increased costs.

7.	LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

7.1

Although ADMINISTRATOR from time to time may use its own proprietary computer software products or other thirds party proprietary systems ( collectively, the “Systems”) in the performance of some of the Services enumerated in Exhibit I of this Agreement, THIS AGREEMENT DOES NOT LICENSE TO CLIENT THE USE OF THE SYSTEMS.

7.2

This Agreement grants to CLIENT no right to process or reproduce the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. CLIENT may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense the computer software programs performing all of any part of the Services, this Agreement, nor allow any person, firm or corporation to transmit, copy, or reproduce the computer software programs performing all or any part of the Services or their specifications in whole or part in any manner. In the event CLIENT shall come into possession of the computer software programs performing all or any part of the Services, CLIENT shall immediately notify ADMINISTRATOR and return the computer software programs performing the Services and all copies of any kind thereof to ADMINISTRATOR upon ADMINISTRATOR’s request.

7.3

If CLIENT received disclosure of Systems, CLIENT promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees of CLIENT required to have such knowledge for normal use of them. CLIENT agrees to obligate each such employee to a level of care sufficient to protect the computer software programs performing all or any part of this Services from unauthorized disclosure. THE OBLIGATIONS OF CLIENT UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

7.4

ADMINISTRATOR and CLIENT expressly agree that the data generated and/or maintained under this Agreement or any Schedules or Exhibits hereto shall be and remain the sole property of the CLIENT; however ADMINISTRATOR shall be and remain the custodian of the same as set forth in the respective agreements. ADMINISTRATOR shall take any right, title or interest in such data other than such rights to access or audit required to enforce ADMINISTRATOR’s right to compensation or reimbursement under this Agreement or any Exhibits or Schedules hereto.

8.	LIMITATION OF LIABILITY

8.1 If data is processed in error due to an error or defects in the services provided by ADMINISTRATOR then upon ADMINISTRATOR receiving notice of such error or defect, ADMINISTRATOR shall reprocess such data without charge to CLIENT.

8.2

If CLIENT’s exclusive remedies set forth in this agreement fail of their essential purpose, ADMINISTRATOR’s liability for damages arising from breaches of this agreement and errors and defects in the services (whether in tort or contract, law or equity) is limited to an amount in the aggregate over the term hereof not to exceed five hundred thousand dollars ($500,000).

8.3

Even if CLIENT’s exclusive remedies set forth in this agreement fail of their essential purpose, ADMINISTRATOR shall never be liable to CLIENT for any indirect, special or consequential damages, including but not limited to lost profits, lost business, payments to third parties (including cover) or other economic loss arising out of this agreement or the services, whether in contract or tort (including ADMINISTRATOR’s and any third party contractor’s negligence) law or equity.

8.4

CLIENT agrees to indemnify and hold harmless ADMINISTRATOR, its officers, directors, employees, agents, designees and affiliates, from and against any and all claims, causes of action, liabilities, demands, costs, fees, expenses (including reasonable attorney’s fees), suits, judgments, adjudications and losses of whatever kind or nature which results from ADMINISTRATOR’S performance of its duties pursuant to this Agreement, except that ADMINISTRATOR shall not be indemnified or held harmless for negligence or willful misconduct on the part of ADMINISTRATOR.

8.5

ADMINISTRATOR agrees to indemnify and hold harmless CLIENT, its officers, directors, employees, agents, designees and affiliates, from and against any and all claims, causes of action, liabilities, demands, costs, fees, expenses (including reasonable attorney’s fees), suits, judgments, adjudications and losses of whatever kind or nature which results from CLIENT’S performance of its duties pursuant to this Agreement, except that CLINET shall not be indemnified or held harmless for negligence or willful misconduct on the part of CLIENT.

9.	TERMINATION

9.1

Either party may terminate this Agreement upon material breach by the other party of any one or more to the terms and conditions of this Agreement or the related Exhibits provided the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification. A material breach shall include the inability of ADMINISTRATOR to maintain agreed upon Service Standards which are attached hereto as Exhibit II and which have not been resolved.

9.2

In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy if filed against either party, or if a receiver or trustee is appointed for all or any part of its business operations, the other party may terminate this Agreement.

9.3

In the event either party suspends or terminates its business operations either voluntarily or involuntarily, or otherwise cannot provide the services as set forth herein pursuant to its suspension or termination of its business operations, the other party may terminate this Agreement.

9.4

This Agreement shall terminate, at the election of ADMINISTRATOR if any public authority cancels or declines to renew such of CLIENT’s licenses as are necessary for the orderly conduct of business to be performed hereunder.

9.5

Any event as set forth in Paragraphs 9.3 through 9.4 shall be deemed an act of default which shall not require the rendering of any notice, nor the provision of any right to cure, and shall immediately entitle the non-defaulting party hereto to terminate this Agreement and avail itself of all other rights provided herein.

9.6	On expiration or termination of this Agreement, ADMINISTRATOR shall, at CLIENT’s expense, return to CLIENT the CLIENT data related to the Services provided by ADMINISTRATOR.

9.7

Upon expiration or termination of this Agreement for any reason, the parties agree to cooperate in good faith with one another to transfer the Services provided hereunder to any other service provider or to CLIENT. CLIENT agrees to pay ADMINISTRATOR and any third party vendors on a time and materials basis for ADMINISTRATOR’s (and any third party vendor’s) assistance hereunder.

10.	DISPUTE RESOLUTION

10.1

ADMINISTRATOR and CLIENT understand and agree that the implementation and ongoing provisions of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between the parties.

10.2

Each party agrees to use reasonable efforts to cause any disputes or disagreements that may arise regarding those standards contained in Exhibit III to be considered, negotiated in good faith, and resolved in a timely manner.

11.	GENERAL

11.1

ADMINISTRATOR shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, Internet failure, shortages of suitable parts, materials, labor or transportation, or any similar cause beyond the reasonable control of ADMINISTRATOR or CLIENT.

11.2

All notices which are required to be given pursuant to this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, first class postage prepaid, or sent by overnight express or similarly recognized overnight delivery with receipt acknowledge or by facsimile, with a copy thereof sent by one of the other means. Notices shall be deemed to have been given at the time delivered and shall be addressed as follows or to such other address as a party may designate by proper notice hereunder.

If to ADMINISTRATOR:	If to CLIENT:

WaterStreet Company	Premier Indemnity Associates, Inc.
P O Box 2700	3001 N. Rocky Point Drive East
108 Crestview Drive	Suite 200
Bigfork MT 59911	Tampa, FL 33607
Attn: Gregg Barrett	Attn: Steve Rohde

11.3

CLIENT and ADMINISTRATOR agree that while this Agreement is in effect, neither will directly or indirectly induce any employee of the other to terminate his or her employment; nor will either, without prior written consent of the other, offer employment to any employee of the other, or to former employees of the other during the six (6) month period immediately following such employee’s termination (voluntarily or involuntarily).

11.4

CLIENT covenants and promises not to disclose the terms and conditions of this Agreement to any third party, except as (i) required in the normal conduct of CLIENT’s business, (ii) as expressly agreed to by ADMINISTRATOR, or (iii) as required by law.

11.5

This agreement and any Schedules and Exhibits made a part hereof: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representatives, negotiations, correspondence, writings and other Agreements and together state the entire understanding and agreement between ADMINISTRATOR and CLIENT rely respecting the subject matter of this Agreement: (b) may be amended or modified only in writing agreed to and signed by the authorized representative of the parties; and (c) shall be deemed to have been entered into and executed in the state of Montana and shall be construed, performed and enforced in all respects in accordance with the laws of that State.

11.6

Neither party hereto shall be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by the authorized representative of the party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of such right. A waiver of a right on any occasion shall not be construed as a waiver of such right on any further occasion. All rights and remedies hereunder shall be cumulative and may be exercises singularly or concurrently.

11.7	The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

11.8	Wherever the singular of any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable

11.9	Neither CLIENT nor ADMINISTRATOR shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party.

11.10

If any provision of this Agreement or any Schedule or Exhibit hereto or the application thereof to any party of circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

11.11

This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together shall constitute one and the same agreement.

11.12

Upon written notice, Administrator shall send Customer’s data to an independent data escrow company for Customer’s benefit in the event Administrator becomes insolvent through bankruptcy or an event, which prevents Administrator from providing ongoing services.

ADMINISTRATOR AND CLIENT CERTIFY BY THEIR UNDERSIGNED AUTHORIZED AGENTS THAT THEY HAVE READ THIS AGREEMENT, INCLUDING ALL SCHEDULES AND EXHIBITS HERETO, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

ADMINISTRATOR	CLIENT
WaterStreet Company	Premier Indemnity Associates, Inc

By: /s/ Greg Barrett	By: /s/ Stephen L. Rohde
(in non-black ink, please)	(in non-black ink, please)

Gregg Barrett	Stephen L. Rohde
(Name)	(Name)

President	President
(Title)	(Title)

December 12, 2005	December 12, 2005
(Execution Date)	(Execution Date)

EXHIBIT I

TO THE

POLICY ADMINISTRATION SERVICES AGREEMENT

BY AND BETWEEN

PREMIER INDEMNITY ASSOCIATES, INC

AND

WATERSTREET COMPANY

A.	Services:

During the term of this Agreement ADMINISTRATOR shall provide the Policy Administration Services defined below for the duties of Business (Section B of this Exhibit I) for the States specified (Section C of this Exhibit I) as follows:

1.	System-Real-time, Enterprise system providing full policy administration.

2.

Policy Issuance- ADMINISTRATOR will use CLIENT’s provided Rates, Forms and Rules to perform in accordance with Department of Insurance Regulations, applicable policy rating and issuance functions for all new, renewal, endorsement, cancellation, and non-renewal transactions.

3.

Premium Billing and Collection- ADMINISTRATOR will prepare bills for premiums due and will transmit them in accordance with the CLIENT’s rules and receive/post the premiums billed on behalf of CLIENT. Cancellation notices will be sent for non-payment in accordance with CLIENT’s rules. ADMINISTRATOR will disburse funds from the premiums received on behalf of CLIENT for return of premium, overpayments and policy cancellation or changes resulting in a return of premium. ADMINISTRATOR will receive the monies due under the Services enumerated in Exhibit I of this Agreement and will remit to CLIENT on a regular basis the premiums received by ADMINISTRATOR less the disbursements made on behalf of CLIENT and amounts due hereunder to ADMINISTRATOR in any given month. CLIENT will pay all reasonable electronic funds transfer (EFT) charges to accomplish such transfers.

4.

Commission Handling- ADMINISTRATOR will calculate and pay commissions to the Producer on CLIENT’s behalf and will invoice and receive the return of commissions from the producers on return premium transactions. ADMINISTRATOR will prepare Federal 1099 tax statements for commission paid to producers.

5.	Data Access/Reporting to CLIENT- ADMINISTRATOR will provide full on-line access (and reports) to CLIENT of all policy, premium, claims and payment information.

6.	Accounting- ADMINISTRATOR will provide the staff, systems and equipment to work with the chief financial officer of CLIENT to accomplish the following accounting and financial functions:

(a)	Posting, balancing and control of premium receivables.
(b)	Accounting and payment of agents’ commissions.
(c)	Issuance, control and accounting for disbursements for premium refunds, commissions, claims and general expenses.
(d)	Bank reconciliation’s
(e)	Accounting, reporting, payment and collection for reinsurance.
(f)	Required bureau and statistical reporting to the statistical agent appointed by CLIENT, which the Systems currently generate.
(g)	Data to support preparation of any required state premium, municipal, 1099, and escheat tax returns.
(h)	Reasonable and customary financial management reports produced by the general ledger system utilized by ADMINISTRATOR.

7.

Third-party services- Any third party services, such as, but not limited to, ISO Services, loss reports, credit reports/scoring, replacement cost estimators, inspections, investigators, engineers fees and costs, all legal fees, travel expenses for Administrator employees and fees for incidental reports are direct costs of Company and must be reimbursed promptly to support timely Policy Service.

B.	AUTHORIZED LINES OF BUSINESS:

Personal Property Lines (Flood, Excess Flood, HO forms, DP, etc.)

C.	AUTHORIZED STATES:

Florida

EXHIBIT II

To the

POLICY ADMINISTRATION SERVICES AGREEMENT

By and between

WATERSTREET COMPANY

And

PREMIER INDEMNITY ASSOCIATES, INC

1.	For providing the Services specifically delineated in Section 3 of the Agreement, and Exhibit I Customer shall pay Administrator monthly:

(A)	$55.00 per policy issued. The Processing Fee will drop $1.00 per every 10,000 policies-in-force. Minimum Fee is $49.00 per policy.

2.	The Administrative Fee shall be five thousand dollars ($5,000.00) per month, which covers Network Maintenance, Servers, Equipment, Hosting, Data Lines and Disaster Recovery Services.

3.	In-House Licensed Agency Services: On Orphan or House Account Business where Administrator serves as a licensed agent Administrator shall be paid a commission of 5.0% of Direct Premium

4.

For any other services provided by ADMINISTRATOR not specifically set forth in the Agreement, Customer shall pay ADMINISTRATOR on a time and materials basis at a rate of ninety –five dollars ($95.00) per person-hour.

5.	Customer and Administrator shall negotiate in good faith in determining pricing for any future products.

EXHIBIT III – SERVICE STANDARDS

POLICY ADMINISTRATION SERVICES AGREEMENT

By and between

WATERSTREET COMPANY

And

PREMIER INDEMNITY ASSOCIATES, INC

Service	Standard
New Policy Issuance	90% of polices printed and mailed on first business day following complete input to system
Renewal Processing	100% of eligible renewal notices and billing mailed sixty days prior to expiration of current policy or as per CLIENT’s written instructions.
Premium Receipt Processing	90% of premiums are deposited and processed by the end of the first business day following receipt
Commission Processing	Payments based on written premium paid within fifteen days of the month end.
Premium Refunds	Disbursements made by end of business day following input, or aggregated and processed weekly with payments mailed on first business day following end of week.
Endorsements	90% processed and mailed on business day following complete input of all information.
Premium Rate Changes	Revisions to rates, assuming no changes in rate structure and number of bands completed within ten business days.
Bank Account and Other Reconciliation’s	All reconciliation’s necessary to ensure accuracy of reported data are completed prior to release of monthly financial reports
Accuracy Standard	For the above processes and those tasks that ADMINISTRATOR is exclusively responsible for, ADMINISTRATOR will maintain a 5.0% or less error ratio.

Phone Standard	90% of calls answered within 60 seconds. Average Hold time less than 3.0 minutes. Abandon call rate below 5.0%.
Modification/Enhancement Programming	Bid response within 10 Business Days of complete information being provided.